Exhibit 99.1

FOR RELEASE

Date: April 23, 2024

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Net Income of $18.0 million for the Nine Months Ended
March 31, 2024 and opens Capital Region Banking Center in Albany, New York

Catskill, N.Y. – April 23, 2024 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2024, which is the third quarter of the Company’s fiscal year ending June 30, 2024.  Net income for the three and nine months ended March 31, 2024 was $5.9 million, or $0.34 per basic and diluted share, and $18.0 million, or $1.06 per basic and diluted share, respectively, as compared to $8.1 million, or $0.48 per basic and diluted share, and $24.3 million, or $1.43 per basic and diluted share, for the three and nine months ended March 31, 2023, respectively. Net income decreased $6.3 million, or 25.9%, when comparing the nine months ended March 31, 2024 and 2023.

Highlights:
•	Net Income: $18.0 million for the nine months ended March 31, 2024
•	Total Assets: $2.9 billion at March 31, 2024, a new record high
•	Net Loans: $1.5 billion at March 31, 2024, a new record high
•	Return on Average Assets: 0.91% for the nine months ended March 31, 2024
•	Return on Average Equity: 12.69% for the nine months ended March 31, 2024

Donald Gibson, President & CEO stated: “I am proud to report solid net income for the nine months ended March 31, 2024, despite what continues to be a very difficult economic environment with a continued inverted yield curve. We remain focused on our long-term strategy that has served us well. Our strategy is to continue to grow and build deep lasting relationships in all five of our primary lines of business which include retail, commercial, municipal, private banking and investment services. We continue to remain focused on our local markets in the Hudson Valley and Capital Regions in New York State.

             To enhance our strategy highlighted above, on March 19, 2024, we opened a new Capital Region Banking Center, located at 3 Winners Circle, Albany, New York. This is our first non-branch office in the Capital Region. We have made tremendous strides in the Capital Region and our new Center is specifically designed to build on that momentum.”

Total consolidated assets for the Company were $2.9 billion at March 31, 2024, primarily consisting of $1.5 billion of net loans and $1.0 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.6 billion at March 31, 2024, consisting of retail, business, municipal and private banking relationships.

Pre-provision for credit losses net income was $19.0 million for the nine months ended March 31, 2024 as compared to the pre-provision for credit losses net income of $23.1 million, for the nine months ended March 31, 2023, a decrease of $4.1 million, or 18.0%, as the Company booked a negative provision for loan losses for the nine months ended March 31, 2023. The decrease in net income was primarily the result of net interest margin compression due to the current interest rate environment. The Company has maintained higher levels of cash liquidity by obtaining brokered deposits, which increased the interest expense on deposits. In an effort to maintain our customer relationships, the Company raised rates paid on deposits, which has been at a faster rate than the Company was able to reprice assets. Interest rates are highly sensitive to factors that are beyond the Company’s control, including competition, the monetary policy of the Federal Reserve, inflation, the volatility of financial markets and geopolitical tensions. Elevated interest rates could continue to increase our cost of funds and negatively impact our net interest margin. The Company believes that increasing deposits rates and maintaining long-term relationships will benefit the Company for continued growth and earnings potential in the future.

Selected highlights for the three and nine months ended March 31, 2024 are as follows:

Net Interest Income and Margin
•
Net interest income decreased $2.9 million to $12.3 million for the three months ended March 31, 2024 from $15.2 million for the three months ended March 31, 2023. Net interest income decreased $8.9 million to $38.1 million for the nine months ended March 31, 2024 from $47.0 million for the nine months ended March 31, 2023. The decrease in net interest income was due to an increase in the average balance of interest-bearing liabilities, which increased $89.5 million and $85.6 million when comparing the three and nine months ended March 31, 2024 and 2023, respectively, and increases in rates paid on interest-bearing liabilities, which increased 118 and 137 basis points when comparing the three and nine months ended March 31, 2024 and 2023, respectively. The decrease in net interest income was partially offset by increases in the average balance of interest-earning assets, which increased $80.5 million and $76.5 million when comparing the three and nine months ended March 31, 2024 and 2023, respectively, and increases in interest rates on interest-earning assets, which increased 53 and 69 basis points when comparing the three and nine months ended March 31, 2024 and 2023, respectively.

Average loan balances increased $66.7 million and $88.2 million and the yield on loans increased 44 and 58 basis points when comparing the three and nine months ended March 31, 2024 and 2023, respectively. Average securities decreased $34.0 million and $68.9 million and the yield on such securities increased 18 and 61 basis points when comparing the three and nine months ended March 31, 2024 and 2023, respectively. Average interest-bearing bank balances and federal funds increased $49.3 million and $58.3 million and the yield decreased 46 basis points and increased 118 basis points when comparing the three and nine months ended March 31, 2024 and 2023, respectively.

The cost of NOW deposits increased 132 and 162 basis points, the cost of certificates of deposit increased 208 and 216 basis points, and the cost of savings and money market deposits increased 27 and 18 basis points when comparing the three and nine months ended March 31, 2024 and 2023, respectively. The increase in the cost of interest-bearing liabilities was partly due to growth in the average balances of interest-bearing liabilities of $89.5 million and $85.6 million when comparing the three and nine months ended March 31, 2024 and 2023, respectively. This was due to an increase in NOW deposits of $134.0 million and $164.8 million and an increase in average certificates of deposits of $73.2 million and $48.1 million, partially offset by a decrease in average savings and money market deposits of $95.1 million and $102.0 million and a decrease in average borrowings of $22.6 million and $25.4 million when comparing the three and nine months ended March 31, 2024 and 2023, respectively. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three and nine months ended March 31, 2024, as the Company continues to reprice assets and deposits into the higher interest rate environment.  The Company determines interest rates offered on deposit accounts based on current and future economic conditions, competition, liquidity needs and the asset-liability position of the Company, while growing the retention of relationships.

•
Net interest rate spread and margin both decreased when comparing the three and nine months ended March 31, 2024 and 2023. Net interest rate spread decreased 65 and 68 basis points to 1.66% and 1.75% for the three and nine months ended March 31, 2024, as compared to 2.31% and 2.43% for the three and nine months ended March 31, 2023, respectively. Net interest margin decreased 53 and 54 basis points to 1.90% and 1.99% for the three and nine months ended March 31, 2024, as compared to 2.43% and 2.53% for the three and nine months ended March 31, 2023, respectively. The decrease was due to the higher interest rate environment, which caused competitive pressure to increase rates paid on deposits, resulting in higher interest expense. This was partially offset by increases in interest income on loans and securities, as they reprice at higher yields and the interest rates earned on new balances were higher than the low levels from the prior period.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.20% and 2.66% for the three months ended March 31, 2024 and 2023, respectively, and was 2.25% and 2.73% for the nine months ended March 31, 2024 and 2023, respectively.

CECL Adoption
•
The Company adopted the Current Expected Credit Loss (CECL) accounting standard effective July 1, 2023. As a result of the day-one CECL adjustment, the Company recognized a $1.3 million decrease to the allowance for credit losses on loans, a $503,000 increase to the allowance for credit losses on investment securities held-to-maturity, a $1.5 million increase to the reserve for unfunded loan commitments, and a $510,000 decrease to retained earnings, net of $186,000 in deferred income taxes, compared to fiscal year end June 30, 2023.

Credit Quality and Provision for Credit Losses on Loans
•
Provision for credit losses on loans amounted to $277,000 for the three months ended March 31, 2024 and a benefit of $944,000 for the three month ended March 31, 2023. Provision for credit losses on loans amounted to $922,000 for the nine months ended March 31, 2024 and a benefit of $1.2 million for the nine months ended March 31, 2023. The loan provision for the nine months ended March 31, 2024 was primarily due to the growth in gross loans, offset by improvements in the economic forecasts. The allowance for credit losses on loans to total loans receivable was 1.38% at March 31, 2024 compared to 1.51% at June 30, 2023 and 1.42% at day-one CECL adoption (July 1, 2023).

•
Loans classified as substandard and special mention totaled $51.6 million at March 31, 2024 and $41.9 million at June 30, 2023, an increase of $9.7 million. There were no loans classified as doubtful or loss at March 31, 2024 or June 30, 2023.

•
Net charge-offs on loans amounted to $204,000 and $190,000 for the three months ended March 31, 2024 and 2023, respectively, an increase of $14,000. Net charge-offs on loans totaled $420,000 and $407,000 for the nine months ended March 31, 2024 and 2023, respectively. There were no significant charge offs in any loan segment during the three and nine months ended March 31, 2024.

•
Nonperforming loans amounted to $5.6 million at March 31, 2024 and $5.5 million at June 30, 2023. The activity in nonperforming loans during the period included $482,000 in loan repayments, $93,000 in loans returning to performing status, $182,000 in charge-offs or transfers to foreclosed, and $940,000 of loans placed into nonperforming status. At March 31, 2024 and June 30, 2023, nonperforming assets were 0.21% of total assets. Nonperforming loans were 0.39% of net loans at March 31, 2024 and June 30, 2023.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $353,000, or 11.5%, to $3.4 million for the three months ended March 31, 2024 compared to $3.1 million for the three months ended March 31, 2023. Noninterest income increased $1.1 million, or 12.6%, to $10.2 million for the nine months ended March 31, 2024 compared to $9.1 million for the nine months ended March 31, 2023. The increase during the three and nine months ended March 31, 2024 was primarily due to an increase in fee income earned on customer interest rate swap contracts and income from bank owned life insurance.

•
Noninterest expense decreased $622,000, or 6.3%, to $9.2 million for the three months ended March 31, 2024 compared to $9.9 million for the three months ended March 31, 2023. Noninterest expense decreased $1.2 million, or 4.2%, to $27.4 million for the nine months ended March 31, 2024, compared to $28.6 million for the nine months ended March 31, 2023. The decrease during the three and nine months ended March 31, 2024 was primarily due to a decrease in legal and professional fees, and a benefit from reducing the reserve for unfunded loan commitments included in other expense, as compared to the three and nine months ended March 31, 2023. This was partially offset by the increase in FDIC insurance premiums as compared to the three and nine months ended March 31, 2023.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 5.2% and 9.8% for the three and nine months ended March 31, 2024 and 13.7% and 15.0% for the three and nine months ended March 31, 2023. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, and income received on the bank owned life insurance, to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate primarily reflected a higher mix of tax-exempt income from municipal bonds, tax advantage loans and bank-owned life insurance in proportion to pre-tax income.

Balance Sheet Summary
•	Total assets of the Company were $2.9 billion at March 31, 2024 and $2.7 billion at June 30, 2023, an increase of $173.2 million, or 6.4%.
•
Total cash and cash equivalents for the Company were $255.8 million at March 31, 2024 and $196.4 million at June 30, 2023. The Company has continued to maintain strong capital and liquidity positions as of March 31, 2024.

•
Securities available-for-sale and held-to-maturity for the Company were $1.0 billion at March 31, 2024 and June 30, 2023. Securities purchases totaled $194.5 million during the nine months ended March 31, 2024 and consisted primarily of $158.4 million of state and political subdivision securities, $26.5 million of U.S. Treasury securities, $6.0 million of mortgage-backed securities and $3.6 million of corporate debt securities. Principal pay-downs and maturities during the nine months ended March 31, 2024 amounted to $156.4 million, primarily consisting of $141.1 million of state and political subdivision securities, $2.0 million of collateralized mortgage obligations, and $13.3 million of mortgage-backed securities.

•
Net loans receivable increased $69.6 million, or 5.0%, to $1.5 billion at March 31, 2024 from $1.4 billion at June 30, 2023.  The loan growth experienced during the nine months consisted primarily of $42.4 million in commercial real estate loans, $20.6 million in residential real estate loans, and $4.8 million in home equity loans.

•
Deposits totaled $2.6 billion at March 31, 2024 and $2.4 billion at June 30, 2023, an increase of $119.9 million, or 4.9%. NOW deposits increased $194.4 million, or 11.2% and money market deposits increased $1.0 million, or 0.9%, when comparing March 31, 2024 and June 30, 2023. Savings deposits decreased $43.3 million, or 14.5%, noninterest-bearing deposits decreased $27.6 million, or 17.3%, and certificates of deposits decreased $4.6 million, or 3.6%, when comparing March 31, 2024 and June 30, 2023. As of March 31, 2024, the brokered deposit balance amounted to $120.0 million, which was included in NOW deposits. As of June 30, 2023, the brokered deposit balance amounted to $60.0 million, which was included in certificates of deposits. The Company maintains an increased level of brokered deposits from several available sources as an alternative to borrowed funds, and uses the funds to support loan growth, overall liquidity and a higher cash position.

•
Borrowings for the Company amounted to $85.8 million at March 31, 2024 compared to $49.5 million at June 30, 2023, an increase of $36.3 million. At March 31, 2024, borrowings included $49.6 million of Fixed-to-Floating Rate Subordinated Notes, $27.0 million in the Bank Term Funding Program with the Federal Reserve Bank, and $9.2 million of long-term borrowings with the FHLB.

•
Shareholders’ equity increased to $199.2 million at March 31, 2024 from $183.3 million at June 30, 2023, resulting primarily from net income of $18.0 million and a decrease in accumulated other comprehensive loss of $991,000, partially offset by dividends declared and paid of $2.6 million and the day-one CECL adoption impact of $510,000.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

Non-GAAP Financial Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and excluding provision for credit losses from net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Dollars in thousands, except share and per share data	2024	2023	2024	2023
Interest income	$26,071	$21,933	$76,336	$61,101
Interest expense	13,776	6,707	38,214	14,118
Net interest income	12,295	15,226	38,122	46,983
Provision for credit losses[6]	290	(944)	917	(1,199)
Noninterest income	3,412	3,059	10,189	9,052
Noninterest expense	9,234	9,856	27,405	28,604
Income before taxes	6,183	9,373	19,989	28,630
Tax provision	322	1,282	1,952	4,305
Net income	$5,861	$8,091	$18,037	$24,325

Basic and diluted EPS	$0.34	$0.48	$1.06	$1.43
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share [4]	$0.08	$0.07	$0.24	$0.21

Selected Financial Ratios
Return on average assets[1]	0.88%	1.25%	0.91%	1.26%
Return on average equity[1]	11.92%	18.61%	12.69%	19.51%
Net interest rate spread[1]	1.66%	2.31%	1.75%	2.43%
Net interest margin[1]	1.90%	2.43%	1.99%	2.53%
Fully taxable-equivalent net interest margin[2]	2.20%	2.66%	2.25%	2.73%
Efficiency ratio[3]	58.79%	53.90%	56.73%	51.05%
Non-performing assets to total assets			0.21%	0.19%
Non-performing loans to net loans			0.39%	0.34%
Allowance for credit losses on loans to non-performing loans[6]			361.45%	450.87%
Allowance for credit losses on loans to total loans[6]			1.38%	1.50%
Shareholders’ equity to total assets			6.94%	6.55%
Dividend payout ratio[4]			22.64%	14.69%
Actual dividends paid to net income[5]			14.50%	6.76%
Book value per share			$11.70	$10.49

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and nine months ended March 31, 2024 and 2023, 4.44% for New York State income taxes for the three and nine months ended March 31, 2024 and 2023. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended March 31,		For the nine months ended March 31,
(Dollars in thousands)	2024	2023	2024	2023
Net interest income (GAAP)	$12,295	$15,226	$38,122	$46,983
Tax-equivalent adjustment	1,897	1,400	5,051	3,808
Net interest income (fully taxable-equivalent basis)	$14,192	$16,626	$43,173	$50,791

Average interest-earning assets	$2,583,271	$2,502,802	$2,556,441	$2,479,919
Net interest margin (fully taxable-equivalent basis)	2.20%	2.66%	2.25%	2.73%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, December 31, 2023 and March 31, 2024. Dividends declared during the three months ended June 30, 2022 and September 30, 2023 were paid to the MHC.
6 The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At March 31, 2024	At June 30, 2023
(Dollars In thousands, except share data)
Assets
Cash and due from banks	$11,234	$15,305
Interest-bearing deposits	244,589	181,140
Total cash and cash equivalents	255,823	196,445

Long term certificate of deposit	3,083	4,576
Securities available-for-sale, at fair value	345,519	281,133
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $498 at March 31, 2024[6]	700,371	726,363
Equity securities, at fair value	343	306
Federal Home Loan Bank stock, at cost	2,219	1,682

Loans receivable	1,477,635	1,408,866
Less: Allowance for credit losses on loans[6]	(20,382)	(21,212)
Net loans receivable	1,457,253	1,387,654

Premises and equipment	15,651	15,028
Bank owned life insurance	56,618	55,063
Accrued interest receivable	16,762	12,249
Foreclosed real estate	302	302
Prepaid expenses and other assets	17,567	17,482
Total assets	$2,871,511	$2,698,283

Liabilities and shareholders’ equity
Noninterest bearing deposits	$131,452	$159,039
Interest bearing deposits	2,425,655	2,278,122
Total deposits	2,557,107	2,437,161

Borrowings, short-term	2,000	-
Borrowings, long-term	34,156	-
Subordinated notes payable	49,635	49,495
Accrued expenses and other liabilities	29,428	28,344
Total liabilities	2,672,326	2,515,000
Total shareholders’ equity	199,185	183,283
Total liabilities and shareholders’ equity	$2,871,511	$2,698,283
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

6 The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.